Exhibit 10.4

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is made and entered into by and between Phillip K. Willett (“Executive”) and Pioneer State Bank (the “Bank”). The Bank and Executive shall sometimes be referred to herein together, as the “Parties.”

RECITALS

A.          During Executive’s employment with the Bank, Executive has personally generated and been entrusted with, and will continue to personally generate and be entrusted with, information, ideas and materials that are the Bank’s confidential and proprietary property, including, without limitation, trade secrets, confidential customer information and customer lists, and information related to other confidential and proprietary matters of the Bank.

B.          During Executive’s employment with the Bank, the Bank has provided, and will continue to provide, Executive access to valuable, non-public information about customers and prospective customers for the purpose of creating proposals to solicit prospective customers’ business and providing services and products on behalf of the Bank. The Bank may also provide Executive formal and informal training opportunities.

C.            The Bank has expended, and will continue to expend, substantial time, effort and money to protect such confidential and proprietary Bank property, to service its customers and prospective customers and to provide Executive the opportunity and the resources to extend the goodwill of the Bank.

D.           Execution of this Agreement is a condition of Supplemental Executive Retirement Plan Agreement, dated July 14, 2026, between the Bank and Executive (“SERP”), under which Executive is eligible to receive Benefits (defined therein).

AGREEMENT

In consideration of the receipt of the benefits offered in the SERP and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Bank hereby agree as follows:

1.            Restricted Period. The term “Restricted Period” means the period commencing on the effective date of the SERP and continuing through the longer of: (i) the end of the period in which Executive receives Benefits as provided thereunder; or (ii) a period of two (2) years following the termination date of Executive’s employment. For the avoidance of doubt, the foregoing definition of the Restricted Period shall apply in the event Executive’s employment continues following a Change in Control (as defined in the SERP). Notwithstanding the foregoing, if Executive’s employment is terminated in connection with a Change in Control, and Executive is not offered employment with the successor (or its subsidiaries or affiliates), then the Restricted Period shall continue for a period of two (2) years following the termination date of Executive’s employment. For clarity, the restrictions set forth herein shall not apply to Executive’s conduct on behalf of the Bank during Executive’s employment with the Bank, provided such conduct is done in the interest and benefit of the Bank.

2.            Confidentiality and Trade Secret Obligations.

2.1         Trade Secrets . During the Restricted Period, Executive will not, directly or indirectly, use or disclose any Trade Secret.

2.2         Confidential Information Post-Employment. During the Restricted Period, Executive will not, directly or indirectly, use or disclose any Confidential Information.

2.3         Nonpublic Personal Information. Notwithstanding Section 1.3, Executive will not, at any time, directly or indirectly, disclose or use any “nonpublic personal information” as that term is defined in the Gramm-Leach-Bliley Act.

2.4         Trade Secret Law. Nothing in this Agreement shall limit or supersede any common law, statutory or other protections of Trade Secrets where such protections provide the Bank with greater rights or protections than provided in this Agreement. With respect to the disclosure of a Trade Secret and in accordance with 18 U.S.C. § 1833, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made in (i) confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, provided that the information is disclosed solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding filed under seal so that it is not disclosed to the public. Executive is further notified that if Executive files a lawsuit for retaliation by the Bank for reporting a suspected violation of law, Executive may disclose the Bank’s Trade Secrets to Executive’s attorney and use the Trade Secret information in the court proceeding, provided that Executive files any document containing the Trade Secret under seal so that it is not disclosed to the public, and Executive and Executive’s attorney do not disclose the Trade Secret, except pursuant to court order.

2.5         Confidential Information. The term “Confidential Information” means all non-Trade Secret information of, about or related to the Bank or PSB Financial, Inc., the parent bank holding company of the Bank (“Holding Company”) or provided to the Bank or Holding Company by their customers that is not known generally to the public or the Bank’s competitors. Confidential Information includes, but is not limited to: (i) financial reports or data; investment strategies; information about products and/or services under development; research; business plans; operational methods; customer lists; customer account information; information about banking orders and transactions with customers; sales and marketing strategies; plans and techniques; pricing strategies; information relating to sources of materials; purchasing and accounting information; personnel information (other than Executive’s own) and all business records; (ii) information that is marked or otherwise designated or treated as confidential or proprietary by the Bank; and (iii) information received by the Bank from others which the Bank has an obligation to treat as confidential.

2.6         Trade Secret. The term “Trade Secret” has that meaning set forth under applicable federal and state law, including but not limited to 18 U.S.C. § 1839(3). For the sake of clarity, even if the subject matter of the Trade Secret could satisfy the definition of Confidential Information in this Agreement, it will be afforded the full protection of law as a Trade Secret. The term includes, but is not limited to, all computer source code created by or for the Bank.

2.7         Exclusions. Notwithstanding the foregoing, the term “Confidential Information” does not include, and the obligations set forth in this Agreement do not apply to, any information that: (i) can be demonstrated by Executive to have been known by Executive prior to Executive’s employment by the Bank and any of its predecessors, subsidiaries and affiliates; (ii) is or becomes generally available to the public through no act or omission of Executive; (iii) is obtained by Executive in good faith from a third party who discloses such information to Executive on a non-confidential basis without violating any obligation of confidentiality or secrecy relating to the information disclosed; or (iv) is independently developed by Executive outside the scope of Executive’s employment and affiliation with the Bank without the use of Confidential Information or Trade Secrets.

2.8         Scope. Executive affirmatively acknowledges and agrees that except in the interest and for the benefit of the Bank and as authorized by Bank policy, Executive’s undertakings and obligations under this Section 1 prohibit Executive’s transfer and/or transmittal of any Confidential Information and/or Trade Secrets to or from Executive’s personal email or other personal or non-Bank platform(s), account(s) or data site(s) over which Executive has access or exercises direct or indirect control.

3.            Duty of Loyalty. While Executive is employed by the Bank, Executive acknowledges and agrees that Executive has a duty of loyalty to the Bank to act in the best interests of and with allegiance to the Bank and will devote such business time, attention, and energies reasonably necessary to the diligent and faithful performance of Executive’s services to the Bank.

4.            Post-Employment Restricted Customer Obligations.

4.1         Non-Solicitation of Restricted Customers. During the Restricted Period, Executive agrees not to, directly or indirectly, solicit, or attempt to solicit, any Restricted Customer for the sale of any products or services of the type marketed, sold or provided by the Bank.

4.2         Non-Interference with Restricted Customers. During the Restricted Period, Executive agrees not to, directly or indirectly, induce, or attempt to induce, any Restricted Customer to cease or to reduce its business with the Bank or adversely affect or otherwise interfere with the existing relationship between the Bank and such Restricted Customer.

4.3         Restrictions on Services to Restricted Customers. During the Restricted Period, Executive agrees not to, directly or indirectly, provide any Restricted Customer any services of the type Executive provided to the Bank or any of its predecessors, subsidiaries and affiliates. The geographic territory of this restriction shall be the state of Montana.

4.4         Restricted Customer. The term “Restricted Customer” means any individual or entity (i) for whom/which the Bank sold or provided products or services and (ii) with whom/which Executive had contact, performed services for, or bore responsibility for on behalf of the Bank or any of its predecessors, subsidiaries and affiliates, or about whom/which Executive acquired non-public or proprietary information as a result of Executive’s employment by the Bank.

5.            Post-Employment Prospective Customer Obligations.

5.1         Non-Interference with Prospective Customers. During the Restricted Period, Executive agrees not to, directly or indirectly, induce, or attempt to induce, any Prospective Customer not to do business with the Bank or adversely affect or otherwise interfere with the relationship between the Bank and such Prospective Customer.

5.2         Prospective Customer. The term “Prospective Customer” means any individual or entity (i) for whom/which the Bank has made a proposal to provide goods or services and (ii) with whom/which Executive had contact on behalf of the Bank or any of its predecessors, subsidiaries and affiliates, or about whom/which Executive acquired non-public or proprietary information as a result of Executive’s employment with the Bank.

6.            Post-Employment Non-Solicitation of Employees Obligation. During the Restricted Period, Executive agrees not to, directly or indirectly, encourage any Bank employee to terminate their employment with the Bank or solicit such individual for employment outside the Bank in a manner that would end or diminish that employee’s services to the Bank.

7.            Business Idea Rights.

7.1         Assignment. Executive acknowledges that the Bank will be the sole and exclusive owner of all rights, title and interest in and to all Business Ideas and all patent, trademark, trade secret, copyright, and any other intellectual property rights therein. All Business Ideas which are or form the basis for copyrightable works are considered “works made for hire” as that term is defined by United States copyright law. To the extent that all exclusive rights, title and interest in and to all Business Ideas do not automatically vest in the Bank by operation of law, Executive hereby irrevocably assigns all rights, title and interest that Executive may have in such Business Ideas to the Bank.

7.2         Disclosure. While employed by the Bank, Executive will promptly disclose all Business Ideas to the Bank.

7.3         Execution of Documentation. Executive, at any time during the Restricted Period or thereafter, will promptly execute all documents which the Bank may reasonably require to perfect its ownership and protection of and rights to such Business Ideas throughout the world or to evidence their original creation by Executive.

7.4         Business Ideas. The term “Business Ideas” means all ideas, designs, modifications, formulations, specifications, concepts, know-how, trade secrets, discoveries, inventions, data, software, source codes, developments, and copyrightable works, and all other intellectual property whether or not patentable or registrable, which are developed or originated by Executive, either alone or jointly with others, while Executive is employed by the Bank and which are (i) related to any business known to Executive to be engaged in or contemplated by the Bank; (ii) originated or developed during Executive’s working hours; or (iii) originated or developed in whole or in part using materials, labor, facilities, or equipment furnished by the Bank.

8.            Post-Employment Obligations.

8.1         Return of Property. Upon the end, for whatever reason, of Executive’s employment with the Bank, or upon request by the Bank at any time, Executive shall immediately return and disclose to the Bank all passwords, codes, documents, records, computer media, information and materials, keys, access cards, computers, telephones, handheld devices, equipment, supplies, items owned or leased by the Bank or its affiliates and any other property belonging or relating to the Bank or its affiliates and their customers and all copies of all such materials and property. Upon the end of Executive’s employment with the Bank or upon request by the Bank at any time, Executive further agrees to destroy such records maintained by Executive on Executive’s own computer and/or electronic equipment, and/or any devices, equipment, or storage sites directly or indirectly owned, accessed, or controlled by Executive, and to certify in writing, at the Bank’s request, that such destruction has occurred.

9.            Executive Disclosures and Acknowledgments.

9.1         Confidential Information of Others. Executive certifies that Executive has not disclosed or used, and will not disclose or use during Executive’s time as an employee of the Bank, any confidential information that Executive acquired as a result of any previous employment or under a contractual obligation of confidentiality or secrecy before Executive became an employee of the Bank.

9.2         Prior Obligations. Executive certifies that Executive is not subject to any prior obligations (written and oral), such as non-disclosure or restrictive covenant obligations, that restrict Executive’s ability to perform any services as an employee for the Bank.

9.3         Scope of Restrictions. By entering into this Agreement, Executive acknowledges and agrees that the scope of the restrictions contained in this Agreement are appropriate, necessary and reasonable, based on: (i) the specialized knowledge Executive has gained, and will continue to gain, while employed by the Bank, for the protection of the Bank’s business, goodwill and property rights, including the protection of the Bank’s confidential and proprietary property and its customer relationships; and (ii) the generous benefits provided by the Bank to Executive under the SERP (which Executive acknowledges Executive would not otherwise be entitled to). Executive further acknowledges and agrees that the obligations contained in this Agreement shall survive following the end of Executive’s employment with the Bank. Executive also acknowledges and agrees that the restrictions imposed by this Agreement will not prevent Executive from earning a living or using general skills and knowledge gained while employed by the Bank in the event of, and after, the end, for whatever reason, of Executive’s employment with the Bank.

9.4         Prospective Employers. Executive agrees, during the term of any restriction contained in this Agreement, to disclose this Agreement to any person or entity that offers employment to Executive. Executive further agrees that the Bank may send a copy of this Agreement, or otherwise make the provisions hereof known, to any of Executive’s potential or future employers.

10.         Miscellaneous.

10.1       Assignment. This Agreement is personal to Executive, and Executive may not assign or delegate any of Executive’s rights or obligations hereunder. The Bank shall have the unrestricted right to assign this Agreement and all of the Bank’s rights and obligations under this Agreement. Following such assignment, this Agreement shall be binding and inure to the benefit of any successor or assign of the Bank. For clarification purposes, upon assignment of this Agreement, all references to the Bank shall also refer to the person or entity to whom/which this Agreement is assigned.

10.2       Entire Agreement; Amendment or Waiver. This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof, and all prior discussions, negotiations, agreements, correspondence, and understandings, whether oral or written, between Executive and the Bank with respect to the subject matter addressed in this Agreement are merged in it and superseded by it; provided, however, that any confidentiality and business ideas, non-solicitation and/or non-competition agreement between Executive and the Bank or Holding Company shall remain in full force and effect to the extent provided in any such agreement(s), and in the event that a provision of any such agreement shall conflict with any provision of this Agreement, Executive acknowledges and agrees that the provision which is most protective of the Bank’s and, as applicable, Holding Company’s, confidential or proprietary interests shall control. No provision of this Agreement may be amended or waived other than in writing by the party against whom enforcement of such amendment or waiver is sought. The waiver by the Bank of a breach of any provision of this Agreement shall not be deemed a waiver of any subsequent breach. Additionally, the election of one or more remedies by the Bank shall not constitute a waiver of the right to pursue other available remedies.

10.3       Injunctive Relief. The Parties agree that damages will be an inadequate remedy for breaches of this Agreement and in addition to damages and any other available relief, a court shall be empowered to grant injunctive relief (without the necessity of posting bond or other security).

10.4       Governing Law. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the state of Montana.

10.5       Consideration. Execution of this Agreement is a condition of the SERP and Executive’s eligibility for, and receipt of, the Benefits set forth in the SERP constitutes the consideration for Executive’s undertakings hereunder.

10.6       Severability. The obligations imposed by, and the provisions of, this Agreement are severable and should be construed independently of each other. The invalidity of one provision shall not affect the validity of any other provision.

10.7       Modification. In the event any provision of this Agreement is determined by a court of law to be overbroad, unreasonable or unenforceable, the court may, as allowed by applicable law, revise the specific terms of this Agreement to the fullest extent permitted by law to make such terms reasonable and enforceable.

10.8       Attorneys’ Fees and Costs. In the event of Executive’s breach of this Agreement, the Bank shall be entitled to the reasonable attorneys’ fees and costs incurred by the Bank as a result of such breach and the Bank’s enforcement of the Agreement.

10.9       Third-Party Beneficiaries. Executive acknowledges that the services Executive provides to the Bank include services to any Bank affiliates. Any Bank affiliates are third-party beneficiaries with respect to Executive’s performance of Executive’s duties under this Agreement and the undertakings and covenants contained in this Agreement, and the Bank and any of its affiliates, enjoying the benefits thereof, may enforce this Agreement directly against Executive. The terms Trade Secret and Confidential Information shall include materials and information of the Bank’s affiliates, predecessors and successors to which Executive has, or has had, access.

10.10     Employment Policies. As an Executive of the Bank, Executive acknowledges and agrees that Executive will be subject to, and agrees to comply with, all employment policies and practices implemented by the Bank from time to time, including without limitation, the Bank’s standard of conduct and code of ethics policies and practices.

10.11    Whistleblower Protections/Retained Rights. In accordance with Rule 21F-17 under the Securities Exchange Act of 1934, this Agreement does not, and the Bank shall not, impede Executive’s ability to communicate with the Securities and Exchange Commission or other governmental agencies regarding possible federal securities law violations, and the Bank shall not enforce any provision of any policy or agreement to the extent such provision would be deemed to require the Bank’s prior approval of such communication, except to the extent otherwise permitted by Rule 21F-17. Nothing in this Agreement prohibits Executive from reporting possible violations of law to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal, state, or local laws or regulations. In addition, nothing in this Agreement shall have the purpose or effect of limiting Executive’s ability to disclose or discuss information related to sexual assault or sexual harassment disputes that arise after the date Executive signs this Agreement.

10.12     Counterparts. This Agreement may be executed in counterparts, including by facsimile or portable document format (.pdf) signature, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the Parties hereto notwithstanding that all of the Parties may not be a signatory to the same counterpart. Further, this Agreement may be executed by electronic signature, which shall be deemed to be the same as an original signature.

PHILLIP K. WILLETT

By:	/s/ Phillip K. Willett

Date:	July 14, 2026

PIONEER STATE BANK

By:	/s/ Spencer Hegstad
Spencer Hegstad

Title:	Chairman of the Bank’s Board of Directors

Date:	July 14, 2026

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